EXHIBIT 2(d)

                          PURCHASE AND SALE AGREEMENT

     This Agreement, when accepted and agreed to in the manner provided below shall constitute the terms and provisions of an agreement under which MAYNARD OIL COMPANY, a Delaware corporation, with offices at 8080 North Central Expressway, Suite 660, Dallas, Texas 75206, hereinafter referred to as "SELLER", agrees to sell and JIMMY R. CHATHAM, an individual doing business as CHATHAM OIL COMPANY, whose address is in care of the First National Bank & Trust Company, P. O. Box 69, Ardmore, Oklahoma 73402, hereinafter referred to as "BUYER", agrees to purchase all of SELLER'S rights, titles and interests in and to those certain oil and gas properties owned by SELLER and described in Exhibit "A", Property Schedule attached hereto and made a part hereof, hereinafter sometimes referred to as the "PROPERTY".

     1. PROPERTY BEING SOLD. At Closing, as hereinafter defined, SELLER shall convey to BUYER the PROPERTY identified on Exhibit "A", including:

     (a) All of SELLER'S rights, titles and interests in and to the leasehold estates described in Exhibit "A", such leases being hereinafter called "said leases", represented to be no less than the working and net revenue interests set forth on such exhibit;

     (b) All of SELLER'S fee interests, royalties, overriding royalties, production payments, rights to take royalties in kind, or other interests in production of oil, gas or other minerals in the lands described in Exhibit "A";

     (c) All of SELLER'S rights, titles and interests in and to all permits, franchises, licenses, servitudes, easements, surface leases and rights-of-way of every character relating to said leases;

     (d) All of SELLER'S rights, titles and interests in and to any contracts or agreements including, but not limited to, rights and interests in or derived from unit agreements, gas processing agreements, joint operating agreements, gas contracts, gas gathering agreements, gas balancing agreements, boundary or well line agreements, assignments of operating rights, working interests and subleases affecting said leases.

     (e) All of SELLER'S rights, titles and interests in and to producing, non-producing and shut-in oil and gas wells, salt water disposal wells, injection wells and water wells on said leases or lands pooled, unitized or communitized therewith; and

     (f) All of SELLER'S rights, titles and interests in and to all surface and down-hole equipment, fixtures, related inventory and other personal property used in connection with the PROPERTY described in paragraphs (a) through (e) above, excluding, however, all automobiles, trucks and communications equipment.

     2. PERFORMANCE DEPOSIT. On or before 4:00 o'clock p.m., local time, August 20, 1996, BUYER shall tender to SELLER, by wire transfer, a performance deposit in the amount of Forty Four Thousand Four Hundred Forty Four and 40/100 Dollars ($44,444.40). The performance deposit is received solely to assure the performance of BUYER pursuant to the terms and conditions hereof. The performance deposit will be returned to BUYER at Closing upon consummation of the transaction, or at BUYER'S election, may be credited to the Purchase Price. No interest shall be paid or credited to the performance deposit. If BUYER fails, refuses, or is unable to close the sale in accordance with the terms herein, SELLER, except as otherwise herein specifically provided, may, at its option, retain the performance deposit as agreed liquidated damages and not as a penalty. If SELLER, through no fault of BUYER, refuses to close the sale in accordance with the terms herein, the performance deposit shall be returned to BUYER.

     3.   PURCHASE PRICE.    The total  sum which  BUYER agrees  to deliver  to
SELLER for the PROPERTY, is Four Hundred Forty Four Thousand, Four Hundred Forty Four and 00/100 Dollars ($444,444.00).

     4. CLOSING. The closing shall take place on September 30, 1996, at 10:00 a.m. local time at SELLER'S offices in Dallas, Texas, unless the parties mutually agree upon a later date, or, at BUYER'S election, such closing may be handled by overnight mail upon confirmation of funds received by SELLER. The following shall occur at closing:

     (a) Purchase Price. BUYER will make payment of the Purchase Price pursuant to paragraph numbered 3 above, and adjusted by Sections 2, 9, 10, 12, 15, 18 and 20, if applicable, by wire transfer to an account designated by SELLER; and

     (b) Conveyance. SELLER will convey the PROPERTY to BUYER by executing and delivering Assignments and Bills of Sale, a form of which is attaches of August 1, 1996, at 7:00 a.m. local time, herein called the "Effective Date". BUYER shall assume the risk of any change in the condition of the PROPERTY from the date of this Agreement to the date of Closing.

     6. FILES AND RECORDS. Prior to Closing, SELLER will make available for examination by BUYER such title information and abstract coverage as may be available in SELLER'S files. Existing abstracts and title opinions will not be brought down to date by SELLER. SELLER'S files will be made available to BUYER for examination at SELLER'S offices in Dallas, Texas, during normal working hours. BUYER will be permitted, to make copies of pertinent instruments or documents contained in SELLER'S files. No economic analyses, interpretive geological or geophysical data considered proprietary by SELLER shall be copied by BUYER. As soon as practicable after Closing, SELLER shall deliver all of the original files or copies thereof to BUYER, at BUYER'S expense.

     7. LIMITED WARRANTY. Conveyance of the PROPERTY shall be WITHOUT WARRANTY OF TITLE EITHER EXPRESS OR IMPLIED, EXCEPT BY, THROUGH AND UNDER ASSIGNOR, BUT NOT OTHERWISE with the right of full substitution and subrogation in and to all rights and actions of warranty which SELLER has or may have against any and all preceding owners or vendors of the PROPERTY.

     8. INDEPENDENT EVALUATION. BUYER has made an independent evaluation of the PROPERTY and acknowledges that SELLER has made no statements or representation concerning the present or future value of the anticipated income, costs, or profits, if any, to be derived from the PROPERTY and that SELLER DOES NOT WARRANT TITLE, DESCRIPTION, VALUE, QUALITY, CONDITION, MERCHANTABILITY, OR FITNESS FOR PURPOSE of any of the wells, equipment, or other property located thereon or used in connection therewith. BUYER further acknowledges that in executing this Agreement it has relied solely upon its independent examination of the premises and peement, the term "significant title defect" shall include any defect which results in a loss of title in SELLER such that BUYER'S net revenue interest in the affected PROPERTY is reduced or SELLER'S rights to use the PROPERTY as an owner, lessee, licensee, or permittee, as applicable, is extinguished or severely restricted.

     On or before ten (10) business days prior to Closing, BUYER shall give written notice to SELLER of interests in the PROPERTY which have significant title defects. BUYER shall be deemed to have waived all title defects and any other defect of which SELLER has not been given notice by ten (10) business days prior to Closing, unless it is a significant title defect which did not exist on or before that date.

     Interests which have significant title defects shall be excluded from the PROPERTY to be conveyed and the Purchase Price shall be reduced by the price allocated by Buyer for such PROPERTY on Exhibit "A", Property Schedule, attached hereto unless: (i) prior to closing, the basis for the significant title defect has been removed, or (ii) BUYER agrees to accept the interest notwithstanding the defect. Loss of any lease acreage between the Effective Date and Closing due to expiration of the lease term will not constitute a significant title defect.

     10. OPERATIONS AND PRODUCTION AFTER EFFECTIVE DATE. Since the Closing will occur subsequent to the Effective Date, SELLER will continue to operate the PROPERTY, or cause the PROPERTY to be operated, as appropriate for the account of SELLER until Closing. SELLER shall be responsible for payments of all expenses incurred against operation of the PROPERTY prior to the Effective Date. All production from oil and gas wells, and all proceeds from the sale thereof, including proceeds from any imbalance and oil in storage above the pipeline connection, attributable to production prior to the Effective Date shall be the property of SELLER. All production and proceeds attributable to production aER. At Closing, a settlement shall be made between BUYER and SELLER of all production proceeds received by SELLER and all operating expenditures and taxes paid by SELLER for the time period between the Effective Date and Closing. The net settlement balance shall be deducted from or added to the Purchase Price. Applicable costs and expenses will include, without limitation, royalties, rentals, any and all taxes related to said production, and expenses of the type customarily billed under an operating agreement. As to those properties not subject to an operating agreement, SELLER will charge BUYER the appropriate Mean Fixed-Rate Overhead per producing, injection or disposal well located on the PROPERTY as provided in the 1995 ERNST & YOUNG LLP'S, "FIXED RATE OVERHEAD SURVEY". BUYER will reimburse SELLER for all workover costs, plugging, abandoning and reabandoning costs and other major costs that SELLER incurs after the Effective Date, on an actual cost basis. SELLER shall not undertake any single project reasonably estimated to require an expenditure in excess of $3,000.00 without the prior written consent of BUYER; however, SELLER may take such steps and incur such expenses as in its opinion are required to deal with an emergency or to safeguard life and property. If timing allows, a Chatham pulling unit will be utilized for any well servicing work prior to Closing.

     BUYER shall assume SELLER'S position under any gas balancing arrangements. The interest to be conveyed BUYER shall be burdened with any liability attributable to SELLER'S interest for overproduction from the PROPERTY and BUYER shall own and be entitled to any make-up production attributable to SELLER'S interest for underproduction from the PROPERTY.

     Within one hundred twenty (120) days after the Closing, SELLER and BUYER shall make a post-closing settlement to account for all production proceeds received and all operating expenses and taxes paid by SELLER after the Effective Date. After the post-closing settlement, additional proceeds received by or expenses paid by either BUYER or SELLER on behalf of the other shall be settled by invoicing the other party for expenses paid or remitting to the other party any proceeds received.

     SELLER shall comply with all applicable laws, ordinances, rules, and regulations, orders, terms of permits and authorizations, of any governmental body which may have jurisdiction over the PROPERTY and shall promptly obtain and maintain all permits and bonds required by public authorities in connection with the PROPERTY. As of the Effective Date, BUYER shall assume and agrees to perform all obligations and implied covenants of SELLER relating to the PROPERTY. BUYER shall assume the risk of any change in the condition of the PROPERTY from the Effective Date to the Closing, except to the extent any change of condition is attributable to the negligence or willful misconduct of SELLER.

     11. SUSPENDED FUNDS. As soon as practicable after the Closing, SELLER shall provide to BUYER a listing showing all net proceeds from production attributable to the royalty and overriding royalty interests which are currently held in suspense because of lack of identity or address of owners, change of ownership or similar reasons, and shall transfer to BUYER all those suspended proceeds. BUYER shall be responsible for proper distribution of all the suspended proceeds to the parties lawfully entitled to them.

     12. TAXES. BUYER shall be responsible for payment of all taxes relating to its interests in the PROPERTY from and after the Effective Date. SELLER shall be responsible for payment of all taxes relating to its interest in the PROPERTY prior to the Effective Date. Property and ad valorem taxes payable on an annual basis shall be prorated between SELLER and BUYER as of the Effective Date. BUYER shall be liable for any sales tax or other transfer tax.

     13. EXISTING CONTRACTS. This sale will be made signments, as well as any and all other agreements or contracts of any nature to which the PROPERTY is subject.

     14.  NOTICES.   All notices and communications required or permitted under this Agreement shall be in writing, deliver to or sent by U. S. Mail or Express Delivery, postage prepaid, or by facsimile transmission, addressed as follows:

     Maynard Oil Company
     Attention Cassondra Foster
     8080 North Central Expressway, Suite 660
     Dallas, TX  75206
     Phone:  (214) 891-8461
     Fax:  (214) 891-8827

     Chatham Oil Company
     Attention Mr. Jimmy R. Chatham
     P. O. Box 878
     Healdton, OK  73438
     Phone:  (405) 229-1267
     Fax:    (405) 229-0971
     15.  PARTIES IN INTEREST.   This Agreement shall  inure to the benefit  of
and be binding upon SELLER and BUYER, their respective successors and assigns. All references contained in the Agreement shall be deemed to include SELLER and
BUYER'S respective  successors and assigns.   No assignment by any  party shall
relieve any party of any duties or obligations under this Agreement.

     16. PREFERENTIAL RIGHTS TO PURCHASE. Should any of the PROPERTY offered be subject to a preferential right to purchase or consent to assign, then the proposed sale of the PROPERTY affected thereby will be subject to SELLER'S obtaining any such waiver or consent. SELLER shall not be liable to BUYER by reason of inability or failure to obtain any such waiver or consent. In the event any third party exercises its preferential right to purchase, the price shall be the value indicated by SELLER on the Property Schedule and the parties shall reduce the Purchase Price by the value assigned. At Closing, if SELLER has been unable to obtain a required waiver or consent (or the appropriate time period for asserting such rights has not expired), the Purchase Price shall be reduced by an amount equal to the Allocated Value assigned to the interest affected by such waiver or consent. This paragraph shall not be applicable to oil and gas leases requiring consent by, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained subsequent to such sale or conveyance.

     17. INDEMNITY. BUYER shall assume full responsibility for the PROPERTY purchased as of the Effective Date and shall defend and indemnify SELLER, its employees, officers and agents, against any and all losses, claims, suits, liabilities, and expenses arising out of, in connection with or resulting from BUYER'S ownership or operation of the PROPERTY purchased, including, but not limited tth all covenants in the instruments in the chain of title of the PROPERTY purchased or the instruments to which the PROPERTY is subject.

     SELLER shall defend and indemnify BUYER, its employees, officers and agents, against any and all losses, claims, suits, liabilities, and expenses arising out of, in connection with or resulting from SELLER'S ownership or operation of the PROPERTY purchased prior to the effective date.

     18. REGULATORY FORMS. At Closing, SELLER shall deliver to BUYER signed forms to be filed with appropriate governmental agencies, including, but not limited to Change of Operator Forms. BUYER agrees to promptly file such forms with the appropriate governmental agencies.

     19. WELL TESTS. Upon acceptance of this Agreement as provided herein, BUYER is granted the right to conduct reasonable tests on each of the wells OPERATED by SELLER located on the PROPERTY for the purpose of confirming their individual producing capacities. Such tests will be performed prior to Closing and in the presence of SELLER'S agents, representatives or employees, who shall be authorized to terminate or prohibit any test which, in their judgment, could constitute a threat to the continued productivity of the well to be tested. SELLER'S Engineering Manager, Tom Waller, Dallas, Texas, (214) 891-8472 should be contacted prior to conducting such tests to apprise BUYER the name and telephone number of SELLER'S agent, representative or employee, who shall be authorized to witness same.

     BUYER shall give SELLER written notice of an unsatisfactory well test not later than ten (10) business days prior to Closing, together with the basis for such assertion and data in support thereof, and shall furnish SELLER with any proposed reduction in the Sales Price attributable to each such matter. SELLER may remove the defective PROPERTY from the sale, attempt to cure the defect at SELLER'S sole cost and expense, agree to a mutually acceptable Purchase Price reduction or terminate this Agreement without liability to BUYER except for return of the Performance Deposit.

     20. NORM, RCRA AND CERLA After the execution of this agreement, BUYER and its authorized representatives shall have physical access to the PROPERTY, at BUYER'S sole cost, risk and expense for the purpose of inspecting the PROPERTY, conducting such tests, examination, investigations and assessments as may be reasonable and necessary or appropriate to evaluate environmental conditions of the PROPERTY, including without limitation, for the purpose of detecting the presence or concentration of naturally occurring radium, thorium or other such materials (hereinafter referred to as "NORM"). Buyer shall obtain permission from the operators to conduct such inspections. BUYER shall defend and indemnify SELLER from any and all liability, claims, causes of action, injury to agents or contractors or to BUYER'S property and/or injury to SELLER'S property, employees, agents or contractors which may arise out of BUYER'S inspections, but only to the extent of BUYER'S negligence. BUYER should satisfy itself as to the physical and environmental condition, both surface and subsurface, of the PROPERTY. SELLER disclaims all liability arising in connection with the presence of environmental conditions such as, but not limite and acknowledges that it has all the necessary licenses under applicable state and federal law to accept assignment of the PROPERTY.

     Subject to the other provisions of this section, at Closing, BUYER shall assume and be responsible for and comply with all duties and obligations of SELLER, express or implied, arising on or after the Effective Date with respect to the PROPERTY, including, without limitation, those arising under or by virtue of any lease, contract, agreement, document, permit, applicable statute or rule, regulation or order of any governmental authority specifically including, without limitation, any governmental request or requirement to plug, re-plug and/or abandon any well of whatsoever type, status or classification or take any clean-up or other action with respect to the PROPERTY or premises, including hazardous waste cleanup costs under the Resource and Recovery Act
("RCRA") and the Comprehensive Environmental Response, Compensation and Liability Act ("CERLA"), or similar laws, rules or regulations and defend, indemnify and hold SELLER harmless from any and all claims arising out of or in connection therewith.

     If BUYER discovers a material environmental condition which would adversely affect the value of the PROPERTY by fifteen percent (15%) or more per defect net to SELLER'S interest in the affected PROPERTY and SELLER is not in compliance with environmental laws, rules and regulations with respect to such PROPERTY ("Environmental Defect") BUYER shall give SELLER written notice thereof not later than ten (10) business days prior to Closing, together with the basis for such assertion and data in support thereof, and shall furnish SELLER with any proposed reduction in the Sales Price attributable to each such matter. SELLER may remove the defective PROPERTY from the sale, attempt to cure the defect at SELLER'S sole cost and expense within one hundred twenty
(120) days after the notice, agree to a mutually acceptable purchase price reduction or terminate this Agreement without liability to BUYER except for return of the Performance Deposit. If SELLER is unable to cure the defect, the allocated value shall be refunded to BUYER and the defective PROPERTY reassigned to SELLER effective as of the Effective Date.

     21. ALLOCATED VALUES. BUYER AND SELLER herein agree upon the allocation of the Purchase Price among the properties. Such Allocated Values are shown on Exhibit "A", Property Schedule which is attached hereto. In the event the net amount of the Purchase Price adjustments downward provided for in paragraphs numbered 9, 16, 19, and 20 exceeds thirty percent (30%) of the Purchase Price, then SELLER or BUYER may, upon written notice to the other, cancel this Agreement and the same shall be of no fevent, SELLER shall promptly refund to BUYER the Performance Deposit.

     22. COMPLETE AGREEMENT; SAVINGS CLAUSE. When executed by SELLER and BUYER, this Agreement shall constitute the complete agreement between the parties regarding the purchase and sale of the PROPERTY. Where applicable, the terms of this Agreement shall survive the Closing.

     23. GOVERNING LAW AND VENUE. This Agreement and all of its terms and provisions shall be governed by the laws of the State of Texas.

     The parties agree that venue for any dispute between the parties pertaining to this Agreement shall be in Dallas County, Texas. In any such dispute, the prevailing party shall be entitled to reimbursement of all court costs and reasonable attorneys' fees incurred.

     24. FURTHER ASSURANCES. SELLER agrees that, at any time and from time to time after the date hereof, it will, upon request of BUYER, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all further documents or instruments as may be required in connection with the assignment and conveyance of the PROPERTY to BUYER; and SELLER shall perform and take such actions as may be necessary or appropriate in connection with the performance by SELLER of the transactions contemplated by this Agreement.

     25.  MISCELLANEOUS PROVISIONS.

     (a) Captions have been inserted for reference purposes only and shall not define or limit the terms of this Agreement;

     (b) If any provision of this Agreement is held invalid, such invalidity shall not affect the remaining provisions;

     (c) This Agreement cannot be modified or amended except by a written instrument duly executed by SELLER and BUYER; and

     (d) Neither SELLER nor BUYER, without the prior written consent of the other party shall assign any right or obligations under this Agreement prior to the Closing, or attempt to delegaour understanding of our agreement, please so indicate by dating, signing and returning one copy hereof on or before August 19, 1996. Failure to do so shall result in cancellation of this agreement at SELLER'S option.

     EXECUTED this 12th day of August, 1996.

                                   MAYNARD OIL COMPANY


                                   By:  /s/ L. B. Carruth
					___________________________
                                        L. B. Carruth
                                        Vice President

                                   75-1362284
                                   Tax Identification Number

                                   CHATHAM OIL COMPANY


                                   By:  /s/ Jimmy R. Chatham
					___________________________
                                        Jimmy R. Chatham, Owner


                                   ###-##-####
                                   Tax Identification Number

                                   14490
                                   Producer's OTC Reporting Number


                                  EXHIBIT "A"
                               PROPERTY SCHEDULE

     Attached to and made a part of PURCHASE AND SALE AGREEMENT dated August 12, 1996, by and between Maynard Oil Company, SELLER, and Chatham Oil Company, BUYER


                            CARTER COUNTY, OKLAHOMA

                          PN 440104, 440105 AND 440106
                          ALLOCATED VALUE $390,000.00

                               DEXTER-GREGG-HALE
                           EXPENSE INTEREST 1.0000000
                           REVENUE INTEREST 0.7656250

      Oil and Gas Lease dated March 5, 1920, by and between Joseph H. Jennings and Estella Jennings, as Lessor, and C. C. Lynch, as Lessee, recorded in Volume 43, page 398 of the Records of Carter County, Oklahoma, covering the NE/4 SW/4 SE/4, SE/4 NW/4 SE/4, W/2 SE/4 SE/4, SW/4 NE/4 SE/4 and the E/2 SE/4 SE/4 of
Section 28, Township 1 South, Range 3 West, Carter County, Oklahoma, LIMITED to rights from the surface down to 3,800 feet below the surface. (LF-04842-00)

The hereinabove referenced lease is subject to Casinghead Gas Contract dated August 25, 1956, by and between Signal Oil and Gas Company, as Buyer, and J. E. Jackson, et al, as Seller; Operating Agreement dated February 18, 1965, by and between Shell Oil Company, as Operator, and Loyd Benefield, et al, as Non-Operators; Purchase and Sale Agreement dated December 19, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company; Assignment, Conveyance and Bill of Sale effective December 1, 1985, by and between Shell Western E&P Inc. and Maynard Oil Company recorded in Volume 1226, page 250 of the Records of Carter County, Oklahoma.

                               PN 440125 (UT-474)
                           ALLOCATED VALUE $30,000.00

                               A. K. FRENCH NO. 1
                    BEFORE PAYOUT EXPENSE INTEREST 0.5000000
                    BEFORE PAYOUT REVENUE INTEREST 0.3750000
                    AFTER PAYOUT EXPENSE INTEREST 0.3750000
                    AFTER PAYOUT REVENUE INTEREST 0.3281250

      Oil and Gas Lease dated February 26, 1926, by and between C. F. Adams, et al, as Lessor, and Marguerite Noble, as Lessee, recorded in Volume 75, page 417 of the Miscellaneous Records of Carter County, Oklahoma, INSOFAR AND ONLY INSOFAR as said lease covers the SE/4 SE/4 of Section 3, Township 2 South, Range 3 West, Carter County, Oklahoma, AND INSOFAR AND ONLY INSOFAR as said lease covers rights from the top of the Sycamore Formation down to the stratigraphic equivalent of 9,210 feet, as identified in the A. K. French No. 1 well, located in the SE/4 SE/4 of Section 3, Township 2 South, Range 3 West, Carter County, Oklahoma. (LF-05512-00)

The lease hereinabove referenced lease is subject to Farmout Agreement D-271-89 dated June 20, 1989, by and between Mobil Exploration & Producing U.S. Inc., as Farmor, and Maynard Oil Company, as Farmee, by Letter Agreement dated September 19, 1989, as amended, by and between Maynard Oil Company and Mobil Exploration & Producing U.S. Inc.; Letter Agreement dated July 19, 1989, by and between Maynard Oil Company and Chesapeake Production Company; and Operating Agreement dated September 8, 1989, as amended, by and between Maynard Oil Company, as Operator, and Atlantic Richfield Company, et al, as Non-Operators, by Letters of Agreement dated September 20, 1989, by and between Maynard Oil Company and Atlantic Richfield Company, et al; Oklahoma Corporation Commission Spacing Order No. 98237 (C.D. 36732) for the Sycamore Common Source of Supply; Oklahoma Corporation Commission Spacing Order No. 344506 (C.D. 152117) for the Woodford Common Source of Supply.

                               PN 440123 (UT-472)
                           ALLOCATED VALUE $24,444.00

                      H. W. WILLIAMSON AKA WILLIAMS NO. 1
                           EXPENSE INTEREST 0.5000000
                           REVENUE INTEREST 0.3750000

      Oil and Gas Lease dated February 26, l926, by and between C. F. Adams, et al, as Lessor, and Marguerite Noble, Lessee, recorded in Book 75, page 417 of the Miscellaneous Records of Carter County, Oklahoma, INSOFAR AND ONLY INSOFAR as said lease covers the NE/4 SE/4 of Section 3, Township 2 South, Range 3 West, Carter County, Oklahoma, LIMITED in depth from the top of the Sycamore formation down to the stratigraphic equivalent of 8,688 feet, as identified in the H. W. Williamson No. 1 well, located in the SW/4 NW/4 SE/4 of Section 3, Township 2 South, Range 3 West, Carter County, Oklahoma. (LF-05512-00)

The hereinabove referenced lease is subject to Oklahoma Corporation Commission Spacing Order No. 98237 (C.D. 36732) for the Sycamore Common Source of Supply; Oklahoma Corporation Commission Spacing Order No. 344506 (C.D. 152117) for the Woodford Common Source of Supply; Farmout Agreement D-271-89 dated June 20, 1989, by and between Mobil Exploration & Producing U.S. Inc., as Farmor, and Maynard Oil Company, as Farmee, and Operating Agreement dated August 2, 1989 (effective July 19, 1989), by and between Maynard Oil Company, as Operator, and Atlantic Richfield Company, as Non-Operator; and Letter Agreement dated August 9, 1989, by and between Maynard Oil Company and Mobil Exploration & Producing U.S. Inc.

                                  EXHIBIT "B"
                          ASSIGNMENT AND BILL OF SALE
                            FROM MAYNARD OIL COMPANY
                             TO CHATHAM OIL COMPANY

     Attached to and made a part of PURCHASE AND SALE AGREEMENT dated August 12, 1996, by and between Maynard Oil Company, SELLER, and Chatham Oil Company, BUYER


THE STATE OF        )
                    )       KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF           )

     THAT, the undersigned, MAYNARD OIL COMPANY, a Delaware corporation, with offices at 8080 North Central Expressway, Suite 660, Dallas, Texas 75206, hereinafter called "Assignor", for and in consideration of Ten Dollars ($10.00) and other valuable consideration to it in hand paid by JIMMY R. CHATHAM, an individual doing business as CHATHAM OIL COMPANY, whose address is in care of the First National Bank & Trust Company, P. O. Box 69, Ardmore, Oklahoma 63402, hereinafter called "Assignee", does hereby TRANSFER, ASSIGN and CONVEY unto Assignee, WITHOUT WARRANTY OF TITLE EITHER EXPRESS OR IMPLIED, EXCEPT BY, THROUGH AND UNDER ASSIGNOR, BUT NOT OTHERWISE, with the right of full substitution and subrogation in and to all rights and actions of warranty which Assignor has or may have against any and all preceding owners of the said leases, subject to the terms and conditions contained herein, the following:

     (a) All of Assignor's rights, titles and interests in and to the leasehold estates described in Exhibit "A", such leases being hereinafter called "said leases", represented to be no less than the working and net revenue interests set forth therein, subject to all burdens, encumbrances, contracts and agreements, which are of record and/or listed in Exhibit "A" affecting said leases to the extent that same are in force and effect;

     (b) All of SELLER'S royalties, overriding royalties, production payments, rights to take royalties in kind, or other interests in production of oil, gas or other minerals;

     (c) All of Assignor's rights, titles and interests in and to all permits, franchises, licenses, servitudes, easements, surface leases and rights-of-way of every character relating to said lease;

     (d) All of Assignor's rights, titles and interests in and to any contracts or agreements including, but not limited to, rights and interests in or derived from unit agreements, gas processing agreements, joint operating agreements, gas contracts, gas gathering agreements, gas balancing agreements, boundary or well line agreements, assignments of operating rights, working interests and subleases affecting said leases.

     For the same consideration, Assignor does hereby BARGAIN, SELL and DELIVER unto Assignee all of its rights, titles and interests in and to the wells located on said leases described in said Exhibit "A"; and Assignor does hereby further BARGAIN, SELL and DELIVER unto Assignee all of its rights, titles and interests in and to all personal property and well equipment located in, on and used in connection with the said leases, such well, personal property and the well equipment being hereinafter collectively called "said wells". ASSIGNOR EXPRESSLY DISCLAIMS AND NEGATES (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, and (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS. ASSIGNEE EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN
SECTION 17.555, WHICH IS NOT WAIVED), VERNON'S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCIAL CODE.

     This Assignment and Bill of Sale is executed and delivered as part of the consummation of the transaction contemplated by that certain Purchase and Sale Agreement between Assignor, as SELLER, and Assignee, as BUYER, dated August 12, 1996, hereinafter referred to as "Sale Agreement". The warranties, representations, indemnities and covenants contained in the Sale Agreement shall survive the delivery of this Assignment in accordance with the provisions of the Sale Agreement and the delivery of this Asswise impair any of the warranties, representations, indemnities or covenants made in the Sale Agreement and the terms and conditions set forth therein; provided, however, any third parties transacting with Assignee with respect to any of the Interests may rely on this Assignment as vesting Assignee with all of Assignor's rights, titles and interests in the said leases and wells.

     This Assignment and Bill of Sale shall extend to, be binding upon and inure to the benefit of Assignor and Assignee, their respective successors and assigns and shall be deemed covenants running with the herein described lands and leasehold estates.

     Assignee expressly assumes, as of the Effective Date, all of Assignor's obligations relating to the said leases, including, but not limited to, the obligation of plugging and abandoning any well on the said leases, at Assignee's sole cost, risk and expense.

          This assignment shall be effective, for all purposes as of 7:00 o'clock a.m. August 1, 1996.

          EXECUTED by Assignor and Assignee in Duplicate Originals on this ____ day of _______________, 1996, but to be effective as stated above.

                              MAYNARD OIL COMPANY

                              By:  ___________________________
                                   Glenn R. Moore
                                   President


                              CHATHAM OIL COMPANY


                              By:  ___________________________
                                   Jimmy R. Chatham, Owner



THE STATE OF TEXAS   )
                     )
COUNTY OF DALLAS     )

     This instrument was acknowledged before me on __________, 1996, by Jimmy R. Chatham, Owner.